Exhibit 99.1

Investor/Press Contact: Marge Boccuti Manager, Investor Relations Brandywine Realty Trust 610-832-7702 marge.boccuti@bdnreit.com	Company Contact: Howard M. Sipzner EVP & CFO Brandywine Realty Trust 610-832-4907 howard.sipzner@bdnreit.com
Brandywine Realty Trust Announces Completion of Tender Offer by
Brandywine Operating Partnership LP for its 4.50% Notes due 2009
RADNOR, PA, January 30, 2009 — Brandywine Realty Trust (NYSE: BDN) announced today that its operating partnership, Brandywine Operating Partnership, LP (the “Operating Partnership”), has accepted for purchase $40,279,000 of its 4.50% Guaranteed Notes due November 1, 2009 (the “Notes”) which were validly tendered pursuant to its previously announced cash tender offer for the Notes (the “Tender Offer”). The Notes accepted for purchase represent 20.5% of the $196,680,000 principal amount of the Notes outstanding prior to the Tender Offer. The Tender Offer expired at 5:00 p.m., New York City time, on Thursday, January 29, 2009 (the “Expiration Time”). Payment for Notes purchased pursuant to the Tender Offer was made on Friday, January 30, 2009 (the “Payment Date”).
The consideration paid for each $1,000 principal amount of Notes accepted under the Tender Offer was $967.50 plus accrued and unpaid interest on such Notes from the last interest payment date up to, but not including, the Payment Date. The aggregate consideration for Notes accepted for payment including accrued and unpaid interest was $39,418,036. Payment for $28,392,000 of Notes tendered was funded from the $27,470,000 balance of an existing cash escrow account and the associated Notes will be held in the escrow account until maturity along with $4,100,000 of Notes already held in the escrow account. Payment for the remaining $11,887,000 of Notes tendered was funded from borrowings under the Company’s unsecured revolving credit facility and the associated Notes have been retired. Following the completion of the tender, $184,793,000 of the Notes is outstanding of which $32,492,000 is held in the escrow account, an asset of a wholly-owned affiliate of Brandywine Realty Trust.
The Tender Offer was made pursuant to the Operating Partnership’s Offer to Purchase dated January 22, 2009 and the related Letter of Transmittal. Wachovia Securities acted as Dealer Manager for the Tender Offer. This press release is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Tender Offer.
About Brandywine Realty Trust
Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, develops and manages a primarily Class A, suburban and urban office portfolio aggregating approximately 39.3 million square feet, including 26.5 million square feet which it currently owns on a consolidated basis. For more information, visit our website at www.brandywinerealty.com.
Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, the Company’s ability to lease vacant space and to renew or relet space under expiring leases at expected levels, the potential loss of major tenants, interest rate levels, the availability and terms of debt and equity financing, competition with other real estate companies for tenants and acquisitions, risks of real estate acquisitions, dispositions and developments, including cost overruns and construction delays, unanticipated operating costs and the effects of general and local economic and real estate conditions. Additional information or factors which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

555 East Lancaster Avenue, Suite 100, Radnor PA 19087	Phone: (610) 325-5600 • www.brandywinerealty.com